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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                  SCHEDULE 13G
                                 (RULE 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

                               ICICI BANK LIMITED
           ----------------------------------------------------------
                                (Name of Issuer)

                                  EQUITY SHARES
           ----------------------------------------------------------
                         (Title of Class of Securities)

                                 INE090A01013(2)
           ----------------------------------------------------------
                                 (CUSIP Number)

                                  DEC 22, 2003
           ----------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               { }    Rule 13d-1 (b)

                               {X}    Rule 13d-1 (c)

                               { }    Rule 13d-1 (d)

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(1)  The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

(2) This Schedule 13G relates to ownership of equity shares which are not publicly traded in the United States. The CUSIP number for the American Depositary Shares, each representing two equity shares, is 45104G104.

The information required in the remainder of this cover shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act")or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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


Schedule 13G                         Forms
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------------------------
 CUSIP NO. 45104G104                  13G
------------------------

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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Temasek Holdings (Private) Limited
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2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*            (a) (  )

                                                                (b) (  )
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Singapore
--------------------------------------------------------------------------------
NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      --------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  41,015,284
PERSON WITH             --------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        --------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             41,015,284
--------------------------------------------------------------------------------
9.      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
        41,015,284
--------------------------------------------------------------------------------
10.     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        (  )
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11.     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
        6.67%
--------------------------------------------------------------------------------
12.     TYPE OF REPORTING PERSON*
        OO
--------------------------------------------------------------------------------

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1. NAME OF REPORTING PERSONS
   I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
   Fullerton Management Private Limited
--------------------------------------------------------------------------------
2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) (  )

                                                                     (b) (  )
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3. SEC USE ONLY

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4. CITIZENSHIP OR PLACE OF ORGANIZATION
   Singapore
-------------------------------------------------------------------------------
NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      -------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  41,015,284
PERSON WITH             -------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        -------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             41,015,284
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    41,015,284
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (  )
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.67%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
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

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1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Asia Financial Holdings Private Limited
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) (  )
                                                                      (b) (  )
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Singapore
-------------------------------------------------------------------------------
NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      -------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  41,015,284
PERSON WITH             -------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        -------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             41,015,284
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    41,015,284
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
    (  )
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.67%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
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

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1.  NAME OF REPORTING PERSONS
    I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)
    Allamanda Investments Private Limited
-------------------------------------------------------------------------------
2.  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                 (a) (  )
                                                                      (b) (  )
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3.  SEC USE ONLY

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4.  CITIZENSHIP OR PLACE OF ORGANIZATION
    Mauritius
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NUMBER OF SHARES        5.  SOLE VOTING POWER                    0
BENEFICIALLY OWNED      -------------------------------------------------------
BY EACH REPORTING       6.  SHARED VOTING POWER                  41,015,284
PERSON WITH             -------------------------------------------------------
                        7.  SOLE DISPOSITIVE POWER               0
                        -------------------------------------------------------
                        8.  SHARED DISPOSITIVE POWER             41,015,284
-------------------------------------------------------------------------------
9.  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
    41,015,284
-------------------------------------------------------------------------------
10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                        (  )
-------------------------------------------------------------------------------
11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
    6.67%
-------------------------------------------------------------------------------
12. TYPE OF REPORTING PERSON*
    OO
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ITEM 1(a).  NAME OF ISSUER

            ICICI Bank Limited


ITEM 1(b).  ADDRESS OF ISSUERS' PRINCIPAL EXECUTIVE OFFICES

            ICICI Towers
            4th Floor South Tower
            Bandra-Kurla Complex
            Bandra (East)
            Mumbai 400 051
            India


ITEM 2(a).  NAME OF PERSON FILING

            I     Temasek Holdings (Private) Limited
            II    Fullerton Management Private Limited
            III   Asia Financial Holdings Private Limited
            IV    Allamanda Investments Private Limited

The Reporting Persons may be deemed a "group" under the Act because Temasek Holdings (Private) Limited directly owns 100% of Fullerton Management Private Limited. Fullerton Management Private Limited directly owns 100% of Asia Financial Holdings Private Limited, which directly owns 100% of Allamanda Investments Private Limited. Allamanda Investments Private Limited is the registered holder of the securities to which this filing relates. However, neither the fact of this filing nor anything contained herein shall be deemed to be an admission by the Reporting Persons that such a group exists. A Joint Filing Agreement among the Reporting Persons with respect to the filing of this
Schedule 13G is attached hereto as Exhibit 1.


ITEM 2(b).  ADDRESS OF PRINCIPAL BUSINESS OFFICE

            I                         60B Orchard Road
                                      #06-18 Tower 2
                                      The Atrium@Orchard
                                      Singapore 238891

            II                        60B Orchard Road
                                      #06-18 Tower 2
                                      The Atrium@Orchard
                                      Singapore 238891

            III                       60B Orchard Road
                                      #06-18 Tower 2
                                      The Atrium@Orchard
                                      Singapore 238891

            IV                        5th Floor, Anglo Mauritius House
                                      4 Intendance Street
                                      Port Louis, Mauritius


ITEM 2(c).  CITIZENSHIP

            I                         Singapore

            II                        Singapore

            III                       Singapore

            IV                        Mauritius


ITEM 2(d).  TITLE OF CLASS OF SECURITIES

            Equity Shares


ITEM 2(e).  CUSIP NUMBER

            INE090A01013, 45104G104 (for ADS)


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-I(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A

            Not applicable as this Schedule is filed pursuant to Rule 13d-1(c).


ITEM 4.  OWNERSHIP

Temasek Holdings (Private) Limited directly owns 100% of Fullerton Management Private Limited. Fullerton Management Private Limited directly owns 100% of Asia Financial Holdings Private Limited, which directly owns 100% of Allamanda Investments Private Limited. Allamanda Investments Private Limited is the registered holder of the securities to which this filing relates. As such, Temasek Holdings (Private) Limited may be deemed the beneficial owner of 41,015,284 of the securities to which this filing relates.


ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         N.A.


ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         N.A.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON

         N.A.


ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         N.A.


ITEM 9.  NOTICE OF DISSOLUTION OF GROUP

         N.A.





ITEM 10. CERTIFICATION

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.





                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


     Dec 31, 2003                  Temasek Holdings (Private) Limited
-------------------------
          Date

                                   By     /s/ Mr. Jeffrey Chua Siang Hwee
                                      -----------------------------------
                                          Mr. Jeffrey Chua Siang Hwee
                                          Authorized Signatory


                                   Fullerton Management Private Limited


                                   By     /s/ Mr. Jeffrey Chua Siang Hwee
                                      -----------------------------------
                                          Mr. Jeffrey Chua Siang Hwee
                                          Company Secretary


                                   Asia Financial Holdings Private Limited


                                   By     /s/ Mr. Jeffrey Chua Siang Hwee
                                      -----------------------------------
                                          Mr. Jeffrey Chua Siang Hwee
                                          Company Secretary


                                   Allamanda Investments Private Limited


                                   By     /s/ Mr. Jimmy Phoon Siew Heng
                                      -----------------------------------
                                           Mr. Jimmy Phoon Siew Heng
                                           Director

Exhibit 1
__________


                            Joint Filing Agreement
                            ______________________


The undersigned, Temasek Holdings (Private) Limited, Fullerton Management Private Limited, Asia Financial Holdings Private Limited and Allamanda Investments Private Limited, hereby agree and acknowledge that the information required by this Schedule 13G, to which this Agreement is attached as an exhibit, is filed on behalf of each of them. The undersigned further agree that any further amendments or supplements hereto shall also be filed on behalf of each of them.


     Dec 31, 2003                  Temasek Holdings (Private) Limited
-------------------------
          Date

                                   By     /s/ Mr. Jeffrey Chua Siang Hwee
                                      -----------------------------------
                                          Mr. Jeffrey Chua Siang Hwee
                                          Authorized Signatory


                                   Fullerton Management Private Limited


                                   By     /s/ Mr. Jeffrey Chua Siang Hwee
                                      -----------------------------------
                                          Mr. Jeffrey Chua Siang Hwee
                                          Company Secretary


                                   Asia Financial Holdings Private Limited


                                   By     /s/ Mr. Jeffrey Chua Siang Hwee
                                      -----------------------------------
                                          Mr. Jeffrey Chua Siang Hwee
                                          Company Secretary


                                   Allamanda Investments Private Limited


                                   By     /s/ Mr. Jimmy Phoon Siew Heng
                                      -----------------------------------
                                          Mr. Jimmy Phoon Siew Heng
                                          Director